Exhibit 5

              [McGuire, Woods, Battle & Boothe, L.L.P. Letterhead]

                                                                  August 2, 1995


Comdial Corporation
1180 Seminole Trail
P.O. Box 7266
Charlottesville, VA 22906


Gentlemen:

         We  have  acted  as  counsel  for  Comdial   Corporation,   a  Delaware
corporation ("Comdial") in connection with the Registration Statement (the "Registration Statement") on Form S-2, registration number 33-60671 filed with the Securities and Exchange Commission ("SEC") on June 28, 1995, with respect to three million (3,000,000) shares of common stock, par value $.01 per share, of Comdial ("Common Stock"). The Registration Statement relates to: (1) one million (1,000,000) shares of Common Stock to be sold by the Company (the "New Issue Shares"), and (ii) two million (2,000,000) shares of Common Stock (plus 450,000 shares to cover over-allotments) to be sold by a selling stockholder (the "Secondary Shares").

         We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates of public officials and such other documents, certificates and instruments as we have deemed necessary or advisable for purposes of this opinion. In rendering this opinion, we have relied upon certificates of public officials and officers of Comdial.

         Based on the foregoing, we are of the opinion that the Secondary Shares are validly issued, fully paid and non-assessable and that the New Issue Shares will be, when sold and issued in accordance with both the final prospectus to be issued, and the underwriting agreement to be entered into, pursuant to the Registration Statement, validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this Opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the statement made in reference to our firm under the caption "Legal Opinions" in the Prospectus which is made a part of the Registration Statement.

                                   Very truly yours,

                                   /s/ McGuire, Woods, Battle & Boothe, L.L.P.

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